Exhibit 10.30

REGENX BIOSCIENCES, LLC

BOARD OF MANAGERS AGREEMENT

This BOARD OF MANAGERS AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2013 by and between ReGenX Biosciences, LLC, a Delaware limited liability company (“ReGenX”), and Mr. Don Hayden, an individual (the “Manager”). ReGenX and the Manager are referred to herein together as the “Parties.”

RECITAL

ReGenX desires that the Manager become a member of its Board of Managers, and the Manager desires to become a member of the Board of Managers of ReGenX.

AGREEMENT

In consideration of the mutual covenants below, and intending to be legally bound, the Parties hereby agree as follows:

1. Board of Managers. ReGenX hereby retains the Manager, and the Manager hereby agrees to serve, as a member of the Board of Managers of ReGenX. As a member of the Board of Managers, the Manager shall devote his efforts to satisfying the responsibilities, and shall have the powers and be entitled to the rights, of a member of the Board of Managers as set forth in ReGenX’s Fifth Amended and Restated Limited Liability Company Agreement (a copy of which has been provided to the Manager), as such agreement may be amended from time to time.

2. Compensation and Expenses.

(a) As compensation for the Manager’s service on the Board of Managers, ReGenX will (i) pay the Manager an annual fee of $40,000, payable within ten days after the execution of this Agreement and thereafter on each anniversary date of the date of this Agreement so long as the Manager serves on the Board of Managers, and (ii) grant to the Manager an equity incentive consisting of 6,420,000 Class B Units of ReGenX. It is understood by the Manager that ReGenX is in the process of raising equity capital through the sale of Preferred Units and ReGenX wishes to compensate the Manager for the dilution caused by such sale. Accordingly in the event that (i) ReGenX closes a sale of Preferred Units on or before December 31, 2013 and (ii) the Manager remains a member of the Board of Managers of ReGenX at the time of such sale then, no later than promptly following such sale, ReGenX will grant the Manager such number of additional shares of Class B Units of ReGenX as is necessary to maintain Manager’s 2.5% equity interest in ReGenX, on a fully diluted basis. The terms and conditions of the Class B Units and the grant are governed by the ReGenX Fifth Amended and Restated Limited Liability Company Agreement, the ReGenX 2009 Equity Incentive Plan and the Manager’s Class B Equity Interest Award Agreement, a copy of each of which has been provided to the Manager.

(b) ReGenX will also reimburse or cause one or more of its affiliates to reimburse the Manager for all reasonable travel and other expenses preapproved by ReGenX that the Manager incurs in connection with the services the Manager will provide to ReGenX. Reimbursements will be made in accordance with ReGenX’s policies and procedures for reimbursement, including the delivery to ReGenX of appropriate expense vouchers or other documentation.

3. Recognition of ReGenX’s Rights; Nondisclosure.

(a) At all times during the term of the Manager’s association with ReGenX and thereafter, the Manager shall hold in strictest confidence and shall not disclose, use, lecture upon or publish any of ReGenX’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with the Manager’s performance for ReGenX as a member of the Board of Managers or is expressly authorized in writing by an officer of ReGenX.

(b) The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of ReGenX. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, media and/or viral vectors and procedures and formulations for producing any such samples, media and/or viral vectors, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of employees or other consultants of ReGenX; and (iv) the compensation of the Manager and the terms and conditions of this Agreement. Notwithstanding the foregoing “Proprietary Information” shall not include information that the Manager can demonstrate by competent evidence:

(i) is known by the Manager prior to receipt from ReGenX;

(ii) is hereafter disclosed to the Manager by a third party having no obligation of confidentiality to ReGenX;

(iii) is available to the public at the time of the Manager’s receipt from ReGenX;

(iv) subsequently becomes available to the public through no fault of the Manager; or

(v) is developed by the Manager independently of the Proprietary Information provided by ReGenX.

(c) In addition, the Manager understands that ReGenX has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of ReGenX to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Manager’s association with ReGenX and thereafter, the Manager shall hold all Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except as required in direct connection with the Manager’s performance for ReGenX as a Board member or as expressly authorized in writing by an officer of ReGenX.

4. Return of Documents. At the written request of ReGenX, the Manager shall return to ReGenX any and all materials and physical documents, whether prepared by ReGenX or its affiliates or by the Manager, if such materials or documents include or incorporate in any way Proprietary Information. The term document is used in its broadest sense and includes electronic information in the form of discs, tapes and the like.

5. No License. No rights or licenses in or to Proprietary Information are granted to the Manager by virtue of this Agreement.

6. No Improper Use of Materials. The Manager agrees not to bring to ReGenX or to use in the performance of services for ReGenX under this Agreement any materials or documents of a present or former employer of the Manager, or any materials or documents that the Manager obtained from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or the Manager has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. The Manager understands that the Manager is not to breach any obligation of confidentiality that the Manager has to present or former employers or clients, and agrees to fulfill all such obligations during the term of the Manager’s service on the Board of Managers.

7. Miscellaneous. This Agreement constitutes the entire and exclusive agreement between the Manager and ReGenX with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations and understandings of the parties with respect thereto. No supplement, modification or amendment of the arrangement described in this Agreement shall be binding upon the Manager or ReGenX or unless set forth in a writing and executed by the Manager and ReGenX. The obligations described under Sections 3, 4 and 6 shall survive the termination of this Agreement. This Agreement and the obligation hereunder shall not be assignable, except that ReGenX may assign this Agreement and the obligations hereunder to any person or entity acquiring all or substantially all of the assets of ReGenX or the assets used in the Business. This Agreement shall be governed by the laws of the State of Delaware without regard to any otherwise applicable principles of conflicts of law.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

REGENX BIOSCIENCES, LLC

By:	/s/ Kenneth T. Mills	/s/ Don Hayden
Name:	Kenneth T. Mills	Mr. Don Hayden
Title:	President & CEO